SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                  TRIDAN CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                  TRIDAN CORP.

                               477 Madison Avenue
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 20, 2000

To the Shareholders of Tridan Corp.:

     The Annual Meeting of Shareholders of Tridan Corp. (the "Company") will be held on Tuesday, June 20, 2000, at 10:00 A.M. at the offices of Kantor, Davidoff, Wolfe, Mandelker & Kass, P.C., 17th floor, 51 East 42nd Street, New York, New York 10017.

The following subjects will be considered and acted upon at the meeting:

     (1)  Election of six directors;

     (2) Ratification of the selection of Leslie Sufrin and Company, P.C. as auditors of the Company for the fiscal year ending April 30, 2001;

     (3) A proposal to approve an investment advisory agreement with J.P. Morgan Investment Management Inc. as the Company's new investment adviser in place of Morgan Guaranty Trust Company of New York;

     (4) Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The subjects referred to above are discussed in the Proxy Statement attached to this notice. Each shareholder is invited to attend the Annual Meeting of Shareholders in person. Shareholders of record at the close of business on May 19, 2000 have the right to vote at the meeting. If you cannot be present at the meeting, we urge you to fill in, sign and promptly return the enclosed proxy in order that your shares will be represented at the meeting.

                                           By Order of the Board of Directors


                                           I. Robert Harris, Secretary
May 30, 2000

                                  TRIDAN CORP.

                               477 Madison Avenue
                            New York, New York 10022

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of Tridan Corp., a New York corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held June 20, 2000 and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement is being mailed to shareholders on or about May 30, 2000.

     All proxies which have been properly executed and received by the time of the meeting will be voted at the meeting in accordance with the instructions thereon. Any shareholder executing a proxy may revoke it in writing by execution of another proxy or by any other legal method at any time before the shares subject to the proxy are voted at the meeting. The Board of Directors recommends that shares be voted, and if no choice is specified on the proxy, the shares will be voted FOR the election as directors of the nominees hereinafter named, FOR ratification of the selection of Leslie Sufrin and Company P.C. as auditors, FOR approval of the investment advisory agreement with J.P. Morgan Investment Management Inc., and in the discretion of the proxy holders on such other matters as may properly come before the meeting.

     As of May 19, 2000, there were issued and outstanding 3,132,421.2620 shares of capital stock, par value $.02 per share, of the Company, which is the only class of capital stock of the Company. Shareholders will be entitled to one vote for each share held, with pro rata voting rights for any fractional shares. Holders of record of such shares at the close of business on May 19, 2000 will be entitled to vote at the meeting.

     The participants in the Tridan Corp. Employees' Stock Ownership Trust are the beneficial shareholders of the shares held under the Trust, and the shares held for such participants will be voted only if and as directed by the participant for whose account such shares are held of record by the trustees of the Trust. Accordingly, the attached Notice, this Proxy Statement and the form of proxy have been mailed to each person who was a participant on the record date, and the shares beneficially owned by such participants will be voted in accordance with their proxies.

     The Company will pay the cost of preparing, assembling, and mailing the form of proxy and the material used in connection with solicitation of proxies. In addition to solicitation by use of the mails, certain officers and directors of the Company, who will receive no compensation for their services (other than their regular compensation) may solicit the return of proxies personally or by telephone or telegraph.

     An Annual Report covering the operations of the Company for its fiscal years ended April 30, 2000 and 1999 is enclosed herewith, but does not constitute a part of the material for the solicitation of proxies.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors shall have been chosen and qualified, or as otherwise provided in the By-Laws of the Company. The election of a Board of Directors will require a vote of a majority of the shares present in person or by proxy at the meeting.

     It is intended that the persons named in the accompanying proxy will vote such proxy, if signed and returned, for the election of the nominees listed below. If for any reason any of said nominees shall become unavailable for election, which is not anticipated, the proxies may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will fail to be a candidate at the meeting and, accordingly, does not have in mind any substitute.

     Mr. Peter Goodman has been a director of the Company since it became an investment company in 1980. Mr. Flynn has been a director since 1984, Mr. Negin since 1985, Mr. Pelton since 1988, Mr. Stoever since 1995, and Mr. Mark Goodman, who is Peter Goodman's son, since 1999.

     As of May 19, 2000, Peter Goodman owned beneficially 1,277,381.35 shares (40.78%) of the Company, which does not include shares owned by Barbara S.
Goodman, Peter Goodman's wife, nor shares owned by them as trustees for his brother Thomas Goodman.

     The following table sets forth the names, ages and business experience of the nominees:

                                              Business experience
     Name                     Age             For Past Five Years
     ----                     ---             ---------------------
Thomas David Flynn             87             Trustee Emeritus of Columbia
                                              University; Director Emeritus
                                              of National Bureau of Economic
                                              Research.

Mark Goodman*                  46             Pianist; Teacher.

Peter Goodman*                 74             President of Tridan Corp.

Jay Stanley Negin              69             Attorney; Investor.

Warren Fred Pelton*            62             President of National
                                              Association on Drug Abuse
                                              Problems, Inc. prior to 1996;
                                              Director of Development,
                                              International College until
                                              1999; Consultant.

Russell Jude Stoever           55             Vice President of Stoever
                                              Glass & Co., Inc.

     Five meetings of the Board of Directors were held during the fiscal year ended April 30, 2000, and each director attended more than 75 percent of the total number of meetings. The Board of Directors of the Company does not have an audit, nominating, compensation or similar committee.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Each director of the Company receives an annual fee of $9,000 for directorial services rendered by him. No executive officer received cash compensation exceeding $60,000.

     All executive officers of the Company as a group (two persons) received compensation (comprised solely of directors' fees described above) aggregating $18,000 applicable to fiscal 2000 (which excludes professional fees paid to the law firm of which I. Robert Harris, secretary of the Company, is a member).

----------
     *A director of the Company who is an "interested person" or deemed an "interested person", as defined by Section 2(a)(19) of the Investment Company Act of 1940, is indicated by an asterisk. Mr. Peter Goodman is an "interested person" by reason of his being an officer and holder of more than 5% of the shares of the Company, Mr. Mark Goodman by reason of his being Peter Goodman's son, and Mr. Pelton by reason of his being an officer of the Company.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table sets forth certain information concerning directors and nominees as directors of the Company and persons believed by the Company to be the record owners of more than five percent (5%) of the Company's voting securities as of May 19, 2000:

                                                          Number of Shares                   Percent
Title of                   Name and Address of            Beneficially Owned                 of Class on
Class                      Beneficial Owner               on May 19, 2000                    May 19, 2000
-----                      ----------------               ---------------                    ------------
Capital Stock              Peter Goodman                   1,277,381.35(1)(2)                     40.78%
(par value $.02)           Wendover Road
                           Rye, NY  10580

                           Barbara S. Goodman                375,500.00(1)                        11.99%
                            (wife of Peter Goodman)
                           Wendover Road
                           Rye, NY  10580

                           Thomas Goodman                    703,982.17(2)(3)                     22.47%
                           79-11 41st Avenue
                           Elmhurst, NY  11373

                           Robert W. Erdos                   282,640.11(2)(4)                      9.02%
                           549 Fairview Terrace
                           York, PA  17403

                           Mark Goodman                       77,333.33                            2.47%
                           15 Eliot Street
                           Jamaica Plain, MA  02130

                           Warren F. Pelton                   29,930.89                            0.96%
                           12651 Hunters Lakes
                             Court
                           Bonita Springs, FL  34135

                           All officers,                   1,384,645.57(2)(3)                     44.20%
                           directors and
                           nominees as a
                           group (7 persons)


(1) Not including 600,000 shares owned indirectly by Mr. Goodman and his wife, Barbara S. Goodman, as co-trustees for his brother, Thomas Goodman (see footnote 3), with respect to which the co-trustees have shared voting and investment power.

(2) Including the following shares owned by Tridan Corp. Employees Stock Ownership Trust, as nominee only: 9,881.35 shares owned directly and beneficially by Peter Goodman, 5,640.11 shares owned directly and beneficially by Robert W. Erdos and 2,982.17 shares owned directly and beneficially by Thomas Goodman. Messrs. Robert W. Erdos, Peter Goodman, Thomas Goodman and Warren F. Pelton are trustees of said Trust.

(3)  Including 600,000 shares owned of record only, by Peter Goodman and Barbara
     S. Goodman, as trustees for Thomas Goodman (Peter Goodman's brother).

(4) This amount does not include 49,000 shares owned of record and beneficially by Erda Erdos, Mr. Erdos' wife.

     The foregoing table and footnotes shall not be construed as an admission that Peter Goodman is the beneficial owner of any shares owned by him as a trustee for his brother, nor of any shares owned by Mr. Goodman's wife; nor as an admission that Barbara S. Goodman is the beneficial owner of any shares owned by her as a trustee for Peter Goodman's brother; nor as an admission that Robert
W. Erdos is the beneficial owner of any shares owned by Mr. Erdos' wife.

     Peter Goodman, president and a director of the Company, controls the Company in that any matter to be voted on at the meeting can be decided by Mr. Goodman and any one of several other shareholders, who together own a majority of the outstanding shares, if they vote in the same way on such matter.

                                   PROPOSAL 2

                      RELATIONSHIP WITH AND RATIFICATION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, including a majority of the members of the Board of Directors who are not interested persons of the Company, has selected Leslie Sufrin and Company, P.C. as independent public accountants for the Company for the fiscal year ending April 30, 2001. This selection is to be submitted for ratification by the shareholders, which requires the affirmative vote of the holders of a majority of the shares of the Company voting at the meeting. The Board of Directors reviewed the services performed by Leslie Sufrin and Company, P.C. during the last fiscal year and determined that such services did not affect their independence. The firm has no direct or indirect financial interest in the Company, except for fees received by it for services which were furnished at customary rates and terms. Representatives of such firm are expected to be present at the meeting and will be given an opportunity to make such statements as they feel appropriate and will be available to respond to appropriate questions.

                                   PROPOSAL 3
           APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE
               COMPANY AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

     J.P. Morgan & Co. Incorporated ("J.P. Morgan") has proposed changing the investment adviser of the Company from Morgan Guaranty Trust Company of New York ("MGT") to its affiliate, J.P. Morgan Investment Management Inc. ("JPMIM"). Both MGT and JPMIM are wholly owned subsidiaries of J.P. Morgan, all of which are located at 522 Fifth Avenue, New York, NY 10036. The proposed change would not affect the Company's investments or other operations.

     Approval of this proposal will require the vote of the holders of the lesser of (i) 67% of the Company's voting shares present at a meeting if the holders of more than 50% of the Company's outstanding voting shares are present in person or by proxy or (ii) a majority of the outstanding voting securities of the Company.

     JPMIM is an investment adviser registered with the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940 (the "Advisers Act"). JPMIM was created in 1984 and has, since that time, assumed responsibility for much of the institutional investment management business of the former Trust and Investment Division of MGT. JPMIM manages assets for corporations, endowments, public entities, mutual funds and other institutional investors. As of December 31, 1999, JPMIM managed approximately $349 billion in assets including approximately $34 billion in mutual fund assets. With its own and its affiliates' offices located throughout the world, JPMIM draws from a worldwide resource base to provide comprehensive service to an international group of clients.

     If this proposal is approved, a new investment advisory agreement with JPMIM (the "New Agreement") will be adopted for the Company. The terms of the New Agreement are identical to the terms of the current investment advisory agreement (the "Current Agreement"), except for the name of the adviser and the date. A copy of the New Agreement is attached as Exhibit A. The contractual rate chargeable for investment advisory services (0.28%) will remain the same.

     The Current Agreement dated April 28, 1980, as amended April 27, 1982 and further amended June 17, 1987 was most recently approved by the shareholders at the annual meeting on June 22, 1982. On May 20, 1999, the Board of Directors (including all of the Company's independent directors) unanimously approved a continuation of the Current Agreement until June 30, 2000 (subject to the early termination provisions contained in the Current Agreement). As compensation for the services rendered and related expenses borne by MGT, the Company, under the Current Agreement, has paid MGT an annual fee, computed and payable quarterly, equal to 0.28% of the Company's net assets under management. MGT received fees aggregating $105,000 applicable to the year ended April 30, 2000.

     J.P. Morgan has informed the directors that it is proposing this change in investment adviser as a result of certain provisions of the Gramm-Leach-Bliley Act which was approved by Congress and signed by the President in November, 1999 (the "New Act"). The New Act made significant changes in the regulation of the U.S. financial services industry.

     The New Act provides that, to the extent a bank acts as investment adviser to a registered investment company, it will no longer be exempt from the definition of "adviser" in the Advisers Act and therefore must register with the SEC. If a bank provides such services through a separately identifiable division or department, only that department or division will be deemed an investment adviser and subject to the registration requirements of the Advisers Act. This provision of the New Act becomes effective May 11, 2001. J.P. Morgan has informed the Company that neither MGT, nor any of its divisions or departments, plans to register with the SEC as an investment adviser. Therefore, J.P. Morgan proposed to the Company that it approve a change to JPMIM as the Company's investment adviser.

     This change would also bring the Company's advisory arrangements more in line with the current business alignment with J.P. Morgan. In 1980, when the Company began operations and engaged MGT as investment adviser, J.P. Morgan's U.S. investment operations were conducted by MGT. As stated above, JPMIM now has primary responsibility for managing the assets of institutional clients, including mutual funds. MGT continues to be responsible for investments for J.P. Morgan's individual private banking clients and investment products designed for their use.

     In connection with the Company's approval of the New Agreement, its directors considered that the change in investment adviser will not result in any change in the investment objectives, policies, or investment operations of the Company because the investment personnel providing investment services will not change as a result of such approval.

     On May 18, 2000, the Board of Directors (including all of the Company's independent directors) unanimously approved the New Agreement, subject to approval by the Company's shareholders.

     There are, of course, some differences between MGT and JPMIM. At December 31, 1999, JPMIM's capital was approximately $254 million, while MGT's at that date was over $10.5 billion. The difference reflects the substantial differences in the overall businesses in which the two affiliates are engaged. In addition, the two entities are subject to different regulatory requirements. J.P. Morgan has advised the directors that it does not expect these differences, discussed further below, to have any effect on the Company's shareholders.

     The amount of an adviser's capital generally does not affect a fund's operations. There is no minimum capital required by law specifically for fund advisers, although MGT as a bank is subject to minimum capital requirements. Capital becomes relevant only when adverse financial developments or the incurrence of liabilities may aversely affect the ability of an adviser to operate its business. J.P. Morgan does not expect these circumstances to arise.

     The other difference between the Company having JPMIM as adviser instead of MGT relates to technical regulatory requirements. JPMIM is an SEC registered investment adviser subject to the Advisers Act; as a bank affiliate, it is also subject to a variety of federal banking law provisions. Except as provided in the New Act, MGT as a bank is not subject to the Advisers Act. It is, however, subject to comprehensive regulation under federal and state banking laws. Although these regulatory schemes differ in their particulars and are enforced by separate regulatory bodies, their substance is so similar that a change in the adviser to JPMIM is not expected to have any effect on the Company's operations or shareholders.

     The investment advisory services of JPMIM to the Company are not exclusive under the terms of the New Agreement. JPMIM is free to, and does, render investment advisory services to others, including the following open-end management investment companies:

                                             Net Assets as of                    Annual Advisory
   Investment Company                         April 30, 2000                          Fee Rate
   ------------------                         --------------                     ---------------
The Federal Money Market Portfolio         $  3,045,250,192                     .20% on first
                                                                                $1 billion;
                                                                                .10% on balance
The Treasury Money Market Portfolio        $  1,069,236.710                     .20% on first
                                                                                $1 billion;
                                                                                .10% on balance
The Prime Money Market Portfolio           $ 17,865,136.546                     .20% on first
                                                                                $1 billion;
                                                                                .10% on balance
The Tax Exempt Money Market                                                     .20% on first
  Portfolio                                $  2,180,745.938                     $1 billion;
                                                                                .10% on balance

The Short Term Bond Portfolio              $    460,226.383                     .25%

The U.S. Fixed Income Portfolio            $  1,551,311,788                     .30%

The Tax Exempt Bond Portfolio              $    765,970,119                     .30%

The U.S. Equity Portfolio                  $    649,158,058                     .40%

The U.S. Small Company Portfolio           $    689,918,722                     .60%

The International  Equity Portfolio        $    547,544,083                     .60%

The Diversified Portfolio                  $    983,418,237                     .55%

The Emerging Markets Equity Portfolio      $    177,190,561                    1.00%

The European Equity Portfolio              $     26,234.972                     .65%

The Global Strategic Income Portfolio      $    167,639.374                     .45%

The Emerging Markets Debt Portfolio        $     20,158,339                     .70%

The International Opportunities Portfolio  $    535,923,349                     .60%

JPM Tax Aware U.S. Equity Fund             $    207,448,496                     .45%

JPM Tax Aware Disciplined Equity Fund      $    435,445,004                     .35%

The Disciplined Equity Portfolio           $  1,579,021,080                     .35%

JPM California Bond Fund                   $     98,252,575                     .30%

JPM Bond Portfolio                         $     70,824,039                     .30%

JPM Small Company Portfolio                $     23,749,344                     .60%

JPM International Equity Portfolio         $     59,321,653                     .60%

JPM Institutional Market Neutral
  Portfolio                                $     10,080,118                    1.50%

JPM Large Capital Growth Portfolio         $      6,413,623                     .50%

JPM Smart Index Portfolio                  $    314,382,824                     .25%

JPM Global 50 Fund                         $    160,747,190                    1.25%

The New York Tax Exempt Bond
  Portfolio                                $    283,872,873                     .30%

JPM Tax Aware Enhanced Income
  Portfolio                                $    307,852,565                     .25%

US Small Company Opportunities
  Portfolio                                $    596,248,801                     .60%



     JPMIM will seek to obtain the best price and execution of orders placed for the Company's assets considering all of the circumstances. If transactions are executed in the over-the-counter market, JPMIM will deal with the principal market makers, unless more favorable prices and executions are otherwise obtainable. There is no agreement by JPMIM with any broker or dealer to place orders with it. When circumstances relating to a proposed transaction indicate that a particular broker or dealer is in a position to provide the best execution considering all factors including price, the order is placed with that broker or dealer. This may or may not be a broker or dealer which has provided statistical or other factual information to JPMIM. Subject to the requirement of seeking the best price and execution, JPMIM may, in circumstances in which two or more brokers are in a position to offer comparable prices and execution, give preference to a broker or dealer which has provided statistical and other factual information to it. JPMIM is of the opinion that while such information is useful in varying degrees, it is of indeterminable value and does not reduce the expenses of JPMIM. In recognition of the brokerage execution services JPMIM may pay a brokerage commission in excess of that which another broker might have charged for the same transaction. JPMIM will periodically evaluate the overall reasonableness of brokerage commissions paid by the Company. The factors considered in these evaluations include the competitive negotiated rate structure at the time the commission is charged and the effectiveness of the broker's execution.

     Following is a discussion of the material factors and conclusions which form the basis for the Board's recommendation that the shareholders approve the appointment of J.P. Morgan Investment Management Inc. as the company's investment adviser, and approve the proposed investment advisory agreement. Throughout the year, the directors have received and analyzed a substantial quantity of comprehensive information and written materials, including ongoing analysis of Tridan's existing portfolio and Morgan's recommendations in light of its forecasts for the economy, employment trends, business conditions, federal rate moves, interest trends including comparisons between tax-exempt and taxable bonds, appropriate maturities, quality, yields, diversification, etc. The directors subject Morgan's portfolio management to scrutiny at each Board meeting, including examination of transactions completed since the prior meeting and an overview of the entire portfolio. Written materials received by the directors before and during each meeting include reports, statistics, charts, graphs, performance records, comparisons with other funds and the like. Morgan is constantly questioned at great length regarding its views, its recommendations and its performance. The Board is also aware that although advisory fees have climbed in the industry, both absolutely and as a percentage of assets, Morgan has not increased Tridan's fee rate in over twelve years, nor does it propose to do so in the New Agreement.

     In addition to the foregoing, J.P. Morgan Investment Management Inc. has submitted to the directors its audited financial statements and detailed information regarding Morgan's business, personnel and operations, advisory services, compensation matters, portfolio strategy, investment performance, sources of information, fee comparisons, compliance programs, and other matters of significance to the relationship between Tridan and its investment adviser. The directors reviewed all of this material and discussed the same at length, as well as their own views on Morgan's previous performance and relationship with Tridan. After such discussion, it was the unanimous conclusion of the directors that it would be in the best interests of Tridan Corp. and its shareholders for the company to enter into the proposed new investment advisory agreement with J.P. Morgan Investment Management Inc.

     The names and principal occupations of the directors and principal executive officers of JPMIM are as follows. All of them may be reached c/o J.P. Morgan Investment Management Inc., 522 Fifth Avenue, New York, New York 10036.

          Name                           Position at JPMIM
          ----                           -----------------
    Keith M. Schappert         President; Chairman, Director; Managing Director*

    Kenneth W. Anderson        Director; Managing Director *

    Ronald R. Dewhurst         Director; Managing Director *

    Gerard W. Lillis           Director; Managing Director *

    John W. Schmidlin          Director; Managing Director *

    Isabel H. Sloane           Director; Managing Director *

    Hendrik Van Riel           Director; Managing Director *

----------
     * Managing Director is an officer's title, and those who hold it are not necessarily directors of JPMIM.

                            SUPPLEMENTAL INFORMATION

     The executive officers of the Company, all of whom serve at the pleasure of the Board of Directors, are as follows: Peter Goodman (President), Warren F. Pelton (Vice President and Treasurer) and I. Robert Harris (Secretary). Messrs. Goodman and Harris have served in their respective positions since the Company registered with the Securities and Exchange Commission as an investment company in April, 1980. Mr. Pelton became Vice President and Treasurer in 1995. The ages and principal occupations of Messrs. Goodman and Pelton are described above under "Election of Directors." I. Robert Harris (age 68) has been of counsel to the law firm of Kantor, Davidoff, Wolfe, Mandelker & Kass, P.C., general counsel to the Company, for more than the past 5 years.

                              SHAREHOLDER PROPOSALS
                             FOR 2001 ANNUAL MEETING

     The next annual meeting of shareholders of the Company will be held in June, 2001. Shareholders wishing to have their proposals included in the Company's Proxy Statement which will relate to that meeting must submit their proposals, preferably by certified mail,, return receipt requested, to the Company at its address listed on the first page of this Proxy Statement so that the proposals are received no later than February 1, 2001.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the meeting other than those described above. Should other business properly be brought before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment in the interest of the Company.

Dated: May 30, 2000                 By Order of the Board of Directors


                                    I. Robert Harris, Secretary

                                    /s/ I. Robert Harris

                                    EXHIBIT A

                               ADVISORY AGREEMENT

     Agreement, made this 1st day of July, 2000 between TRIDAN CORP., Inc. a New York corporation (the "Company"), and J.P. MORGAN INVESTMENT INC., a Delaware corporation registered with the Securities and Exchange Commission (the "Commission") as an investment adviser (the "Advisor").

     WHEREAS,   the  Company  is  a  closed-ended   non-diversified   management
investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to retain the Advisor to render Investment Advisory services to the Company and the Advisor is willing to render such services;

                         NOW, THEREFORE, this Agreement

WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. The Company hereby appoints the Advisor to act as investment advisor to the Company for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Subject to the general supervision of the Board of Directors of the Company (the "Board"), the Advisor shall manage the investment operations of the Company and the composition of the Company's portfolio of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Company's investment objectives and policies stated in the Company's Registration Statement and subject to the following understandings:

     (a) The Advisor shall furnish a continuous investment program for the Company's portfolio and determine, from time to time, what investments or securities will be purchased, retained, sold or lent by the Company and what portion of the assets will be invested or held uninvested as cash;

     (b) The Advisor shall use the same skill and care in the management of the Company's portfolio as it uses in the administration of the other accounts for which it has investment responsibilities as agent;

     (c) The Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Registration Statement of the Company and with the instructions and directions of the Board to the extent not inconsistent with the foregoing documents and will conform to and comply with requirements of (i) the 1940 Act and all of the applicable Federal and New York State laws and regulations including, without limitation, the regulations and rulings of the Federal Reserve Board and (ii) such applicable State laws and regulations of other states to the extent that the Advisor is informed thereof in writing by the Company or its counsel;

     (d) The Advisor shall determine the securities to be purchased, sold or lent by the Company and, as agent for the Company, will effect portfolio transactions pursuant to its determinations either directly with the issuer or with a broker and/or dealer in such securities; in placing orders with brokers and/or dealers, the Advisor intends to seek best price and execution for purchases and sales; the foregoing understanding, however, being subject in all respects to the following matters:

     (i) On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Company as well as other customers, the Advisor, may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it reasonably considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other customers. It is understood that, in some instances, this procedure may adversely affect the size of the position or yield obtainable for the Company;

     (e) The Officers of the Company shall review the transactions in the Company's portfolio of securities periodically in order to determine the conformity of such transactions with the Company's investment objectives, polices and restrictions as stated in the Registration Statement and, if said Officers or the Board determine that any such transactions are not in conformity with said investment objective, policies and restrictions, they shall promptly issue appropriate instructions or directions to the Advisor;

     (f) The Advisor shall maintain books and records with respect to the Company's securities transactions including but not limited to a continuous record of all investments and assets which shall comprise the Company's portfolio and shall also render to the Board at its regularly scheduled meetings and at such other times as the Board may reasonably request a resume of the portfolio and report on all matters pertaining to the Advisor's services hereunder together with such periodic and special reports as the Board may reasonably request including but not limited to statistical data, analyses of individual investments and proposed investments and such other information as may keep the Board properly informed on developments relating to the Company's portfolio; and

     (g) The investment management services of the Advisor to the Company under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services to others.

     3. The Company has delivered copies of each of the following documents to the Advisor and will promptly notify and deliver to it all future amendments and supplements thereto, if any:

     (a) Restated Certificate of Incorporation of the Company, with the Secretary of State of New York, (such Certificate of Incorporation, as presently in effect and as amended from time to time, are herein called the "Articles of Incorporation");

     (b) By-Laws of the Company (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws"); and

     (c) Certified resolutions of the Board of Directors of the Company authorizing the appointment of the Advisor and approving the form of this Agreement.

     4. The Advisor shall seep the Company's books and records required to be maintained by it pursuant to paragraph 2(f). The Advisor agrees that all records which it maintains for the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company's request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the 1940 Act any such records as are required to be maintained by the Advisor with respect to the Company by Rule 31a-1 of the 1940 Act. The Advisor shall furnish to the Company any and all information in the Advisor's records which may be necessary to enable the Company to complete and file any reports required by the Commission.

     5. During the term of this Agreement, the Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Company (including taxes and brokerage commissions, if any).

     6. For the services provided and the expenses borne pursuant to this Agreement, the Company will pay to the Advisor as full compensation therefor a fee at an annual rate equal to .28 of 1% of the Company's net assets. This fee will be computed based on net assets on the last business day of each calendar quarter and will be paid to the Advisor quarterly during the succeeding calendar month.

     7. The Advisor shall not be liable to the Company or any shareholders thereof, for any error of judgment or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties of from reckless disregard by it of its obligations and duties under this Agreement.

     8. This Agreement, unless sooner terminated as provided herein, shall continue until June 30, 2001, and shall thereafter continue automatically for successive periods of twelve months each, so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company's Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by said Board or by vote of a majority of the outstanding voting securities of the Company; provided, however, that this Agreement may be terminated by the Company at any time, without the payment of any penalty, on 30 days written notice to the Advisor either by vote of a majority of the entire Board, or by vote of the holders of the lesser of (i) 67% of the Company's voting shares present at a meeting if the holders of more than 50% of the Company's outstanding voting shares are present in person or by proxy or (ii) a majority of the outstanding voting securities of the Company; or by the Advisor at any time, without the payment of any penalty, on 90 days written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     9. The Advisor shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

     10. This Agreement may be amended by mutual consent, but the consent of the Company must be approved (a) by vote of a majority of those members of the Board who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendments and (b) by vote of a majority of the outstanding voting securities of the Company.

     11. Notices of any kind to be given to the Advisor by the Company shall be in writing and shall be duly given if mailed or delivered to the Advisor at 522 Fifth Avenue, New York, New York, 10036, Attention: Legal Department, or at such other address or to such other individual as shall be specified by the Advisor to the Company. Notices of any kind to be given to the Company by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Company at 477 Madison Avenue, New York, NY, 10022, or at such other address or to such other individual as shall be specified by the Company to the Advisor.

     12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.




                                          Tridan Corp.



         ATTEST:                          BY: /s/
                                             ----------------------------------





                                         J.P. Morgan Investment Management Inc.



         ATTEST:                          BY: /s/
                                              ---------------------------------

                                  TRIDAN CORP.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 20, 2000

                        THIS PROXY IS SUBMITTED ON BEHALF
                            OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints PETER GOODMAN,  I. ROBERT HARRIS and WARREN
F. PELTON, and each of them, with power of substitution, as proxies of the undersigned, to vote all of the shares of stock which the undersigned is entitled to vote at the above stated Annual Meeting of Shareholders on June 20, 2000, and all adjournments thereof.

(1)  FOR the election, as                 WITHHOLD AUTHORITY to vote for
     directors, of all nominees           all nominees listed below
     listed below (except as marked       [ ]
     to the contrary below)
    [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

     THOMAS DAVID FLYNN, MARK GOODMAN PETER GOODMAN, JAY STANLEY NEGIN, WARREN FRED PELTON, RUSSELL JUDE STOEVER

                 ----------------------------------------------

     (2) FOR [ ] AGAINST [ ] ABSTAIN [ ] the ratification of the selection of Leslie Sufrin and Company, P.C. as auditors of the Company for the fiscal year ending April 30, 2001;

     (3) FOR [ ] AGAINST [ ] ABSTAIN [ ] the approval of the investment advisory agreement with J.P. Morgan Investment Management Inc.

     (4) Upon any other matter which may properly come before the meeting, in their discretion.

     Every properly signed proxy will be voted in the manner specified hereon and, in the absence of such specification, will be voted FOR the election of directors and FOR Items (2) and (3) above.

PLEASE SIGN AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE

Receipt of the Notice                                ___________________________
of Annual Meeting and                                         Signature
Proxy Statement is
hereby acknowledged                                  ___________________________
                                                              Signature
Dated: _______________ 2000


IMPORTANT: Joint owners must EACH sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your full title.